CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 25, 2013, accompanying the financial statements of Insured Municipals Income Trust, Series 653 (included in Van Kampen Unit Trusts, Municipal Series 1105) as of July 31, 2013, and for the period from August 29, 2012 (date of deposit) through July 31, 2013 and the financial highlights for the period from August 29, 2012 (date of deposit) through July 31, 2013, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-181904) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 25, 2013